Exhibit 16.1

[KPMG Logo]
KPMG LLP
Suite 7200
707 Seventeenth Street
Denver, CO 80202

May 23, 2007

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Centennial Bank Holdings, Inc. and, under the date of March 23, 2007, we reported on the consolidated financial statements of Centennial Bank Holdings, Inc. and subsidiaries as of and for the years ended December 31, 2006 and 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006. On May 21, 2007, we were dismissed. We have read Centennial Bank Holding, Inc.’s statements included under Item 4.01(a) of its Form 8-K dated May 18, 2007, and we agree with such statements, except that we are not in a position to agree or disagree with Centennial Bank Holdings, Inc.’s statements that the change was approved by the Audit Committee of the Board of Directors.

Very truly yours,

KPMG LLP